As filed with the Securities and Exchange Commission on October 3, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POWERFLEET, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-4366463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

(Address, including zip code, of principal executive offices)

POWERFLEET, INC. 2018 INCENTIVE PLAN

I.D. SYSTEMS, INC. 2015 EQUITY COMPENSATION PLAN

I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan

I.D. Systems, Inc. 2007 Equity Compensation Plan

(Full title of the plans)

Ned Mavrommatis

Chief Financial Officer

PowerFleet, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

(201) 996-9000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey Spindler, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Telephone: (212) 451-2300

Facsimile: (212) 451-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [X]	Smaller reporting company [X]

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	6,092,800	(3)	$5.64	$34,363,392	$4,461

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $0.01 per share (“Common Stock”), of PowerFleet, Inc., a Delaware corporation (the “Company”), that become issuable under the plans listed in footnote 3 below by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on October 2, 2019.

(3)

Represents 4,767,299 shares of Common Stock issuable pursuant to the PowerFleet, Inc. 2018 Incentive Plan, 658,973 shares of Common Stock issuable pursuant to the I.D. Systems, Inc. 2015 Equity Compensation Plan, 135,000 shares of Common Stock issuable pursuant to the I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan, and 531,528 shares of Common Stock issuable pursuant to the I.D. Systems, Inc. 2007 Equity Compensation Plan, which plans were assumed by the Company in connection with the consummation of the transactions contemplated by (i) the Agreement and Plan of Merger, dated as of March 13, 2019 (the “Merger Agreement”), by and among the Company, I.D. Systems, Inc., a Delaware corporation (“I.D. Systems”), Pointer Telocation Ltd., a public company limited by shares formed under the laws of the State of Israel (“Pointer”), PowerFleet Israel Holding Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a wholly-owned subsidiary of the Company (“Pointer Holdco”), and PowerFleet Israel Acquisition Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a wholly-owned subsidiary of Pointer Holdco (“Pointer Merger Sub”) and (ii) the Investment and Transaction Agreement, dated as of March 13, 2019 (as amended, the “Investment Agreement”), by and among the Company, I.D. Systems, PowerFleet US Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“I.D. Systems Merger Sub”), and ABRY Senior Equity V, L.P. and ABRY Senior Equity Co-Investment Fund V, L.P., affiliates of ABRY Partners II, LLC.

EXPLANATORY NOTE

On October 3, 2019, pursuant to the Merger Agreement, Pointer Merger Sub merged with and into Pointer, with Pointer surviving as a wholly-owned subsidiary of Pointer Holdco. Also on October 3, 2019, pursuant to the Investment Agreement, I.D. Systems reorganized into a new holding company structure by merging I.D. Systems Merger Sub with and into I.D. Systems, with I.D. Systems surviving as a wholly-owned subsidiary of the Company. As a result of the transactions contemplated by the Merger Agreement and the Investment Agreement, I.D. Systems and Pointer Holdco each became direct, wholly-owned subsidiaries of the Company, and Pointer became an indirect, wholly-owned subsidiary of the Company.

In connection with the transactions contemplated by the Merger Agreement and the Investment Agreement, the Company assumed the plans set forth on the cover page of this Registration Statement and all obligations of I.D. Systems under such plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company, I.D. Systems and Pointer with the Securities and Exchange Commission (the “SEC”) under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

●	Current Report on Form 8-K of the Company filed with the SEC on October 3, 2019;

●	Annual Report on Form 10-K of I.D. Systems for the fiscal year ended December 31, 2018 filed with the SEC on April 1, 2019, as amended by the Form 10-K/A filed with the SEC on April 30, 2019;

●	Quarterly Reports on Form 10-Q of I.D. Systems for the fiscal quarter ended March 31, 2019, filed with the SEC on May 15, 2019, and the fiscal quarter ended June 30, 2019, filed with the SEC on August 14, 2019;

●	Current Reports on Form 8-K of I.D. Systems filed with the SEC on January 8, 2019, January 31, 2019, February 1, 2019, March 13, 2019, March 15, 2019, May 20, 2019, June 27, 2019, August 23, 2019, August 29, 2019 and October 3, 2019;

●	Annual Report on Form 20-F of Pointer for the fiscal year ended December 31, 2018 filed with the SEC on April 1, 2019;

●	Reports of Foreign Private Issuer on Form 6-K of Pointer, furnished on May 23, 2019 and August 15, 2019;

●	The description of the Common Stock contained in the Company’s Registration Statement on Form S-4 (Registration No. 333-231725), or any registration statement or report subsequently filed under the Exchange Act for the purpose of updating such description.

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All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other rights to indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Parent Charter”), the Company has agreed to indemnify its current and former directors and officers (and the current and former directors and officers of its subsidiaries) against liability and loss suffered and expenses (including reasonable attorneys’ fees) reasonably incurred in connection with any claim made against such director or officer or any actual or threatened action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of the Company or its subsidiaries, or, while serving as a director or officer of Parent or its subsidiaries, of serving or having served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

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The Parent Charter provides that expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding shall be paid in advance of the final disposition of such action, suit or proceeding, provided that, to the extent required by law, such advancement of expenses shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The Parent Charter also provides that the Company may indemnify its current and former employees and agents and may advance expenses to such employees and agents on such terms and conditions as may be approved by the board of directors.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Parent Charter eliminates the liability of directors to the extent permitted by the DGCL.

The Company has also entered into indemnification agreements with members of its board of directors and officers (the “Indemnification Agreement”). The Indemnification Agreement, subject to limitations contained therein, will obligate the Company to maintain director and officer insurance if reasonably available, and to indemnify the indemnitee, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by him or her in any threatened, pending or completed action, suit, claim, investigation, inquiry, administrative hearing, arbitration or other proceeding arising out of his or her services as a director or officer. Subject to certain limitations, the Indemnification Agreement provides for the advancement of expenses incurred by the indemnitee, and the repayment to the Company of the amounts advanced to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by the Company. The Indemnification Agreement also creates certain rights in favor of the Company, including the right to assume the defense of claims and to consent to settlements. The Indemnification Agreement does not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law or the Parent Charter or by any other agreement, a vote of stockholders or disinterested directors, or otherwise.

The Company carries directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers.

The foregoing summaries are qualified in their entirety by the terms and provisions of such arrangements.

Item 7. Exemption From Registration Claimed

Not applicable.

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Item 8. Exhibits

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K12B filed with the SEC on October 3, 2019).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K12B filed with the SEC on October 3, 2019).

4.3	I.D. Systems, Inc. 2007 Equity Compensation Plan, as amended (incorporated by reference to Exhibit 99.1 to I.D. Systems’ Registration Statement on Form S-8 filed with the SEC on November 21, 2012).

4.4	I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan (incorporated by reference to Exhibit 10.5 to I.D. Systems’ Quarterly Report on Form 10-Q filed with the SEC on November 6, 2009).

4.5	Amendment, dated March 26, 2012, to I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan (incorporated by reference to Exhibit 10.2 to I.D. Systems’ Quarterly Report on Form 10-Q filed with the SEC on May 14, 2012).

4.6	I.D. Systems, Inc. 2015 Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to I.D. Systems’ Current Report on Form 8-K filed with the SEC on June 25, 2015).

4.7	PowerFleet, Inc. 2018 Incentive Plan, as amended.

5.1	Opinion of Olshan Frome Wolosky LLP.

23.1	Consent of EisnerAmper LLP.

23.2	Consent of Kost, Forer, Gabbay & Kasierer.

23.3	Consent of Grant Thornton Argentina S.C.

23.4	Consent of Baker Tilly Brasil Norte SS Auditores Independentes – EPP.

23.5	Consent of Mazars Certified Public Accountants.

23.6	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodcliff Lake, State of New Jersey on the 3rd day of October, 2019.

POWERFLEET, INC.

By:	/s/ Chris Wolfe
Name:	Chris Wolfe
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chris Wolfe and Ned Mavrommatis as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris Wolfe	Chief Executive Officer (Principal	October 3, 2019
Chris Wolfe	Executive Officer) and Director

/s/ Ned Mavrommatis	Chief Financial Officer (Principal	October 3, 2019
Ned Mavrommatis	Financial and Accounting Officer)

/s/ Anders Bjork	Director	October 3, 2019
Anders Bjork

/s/ Michael Brodsky	Director	October 3, 2019
Michael Brodsky

/s/ Michael Casey	Director	October 3, 2019
Michael Casey

/s/ Charles Frumberg	Director	October 3, 2019
Charles Frumberg

/s/ John Hunt	Director	October 3, 2019
John Hunt

/s/ David Mahlab	Director	October 3, 2019
David Mahlab

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